Exhibit 99.1

INTERNATIONAL SEAWAYS COMPOUNDS RETURNS TO SHAREHOLDERS

IN THE THIRD QUARTER WITH REPURCHASE OF SHARES

New York, NY – September 10, 2024 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, announced today that the Company has repurchased 501,646 shares of its common stock in open-market purchases over the last week, at an average price of $49.81 per share, for a total cost of approximately $25 million. The repurchased shares will be retired. The Company has approximately $25 million available under the current $50 million share repurchase program that expires at the end of 2025.

“Seaways continues to deliver on its commitment to returning value to shareholders by utilizing our share repurchase program," said Lois K. Zabrocky, International Seaways President and CEO. "Over the past few days, we redeployed proceeds from a previously announced vessel sale that resulted in share repurchases amounting to more than 80% of those issued in the prior quarter for fleet renewal.”

The Company also had previously announced that a combined dividend of $1.50 per share was declared to be paid on September 25, 2024, to shareholders of record at the close of business on September 11, 2024.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 82 vessels, including 13 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, 13 LR1s (including six newbuildings), and 38 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (the “SEC”), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions and disposals, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2023 for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com